As filed with the Securities and Exchange Commission on May 16, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEARS HOMETOWN AND OUTLET STORES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0808358
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
(Address of Principal Executive Offices) (Zip Code)

Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan
(Full Title of the Plan)

Charles J. Hansen
Vice President, General Counsel, and Secretary
Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
(Name and Address of Agent for Service)
(847) 286-7000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	4,000,000 (1)	$44.28 (2)	$177,120,000 (2)	$24,159.17

(1)
This registration statement covers an aggregate of 4,000,000 shares of Sears Hometown and Outlet Stores, Inc.'s common stock, $0.01 par value per share (“Common Stock”), issuable pursuant to awards granted under the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered herewith issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Calculated solely for the purpose of determining the amount of registration fee due for this filing in accordance with Rule 457(h)(1) and Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of Common Stock, as reported on The NASDAQ Stock Market on May 16, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    Incorporation of Documents by Reference.
The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Sears Hometown and Outlet Stores, Inc. (the “Registrant”), are incorporated herein by reference:

(a)	the Registrant's Annual Report on Form 10-K for the 53 weeks ended February 2, 2013;

(b)
all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) of this Item 3; and

(c)
the description of the Registrant's common stock, $0.01 par value per share (“Common Stock”), contained in the Registrant's Registration Statement on Form 8-A (File No. 001-35641) filed with the Commission under Section 12(b) of the Exchange Act, which incorporates information contained in the section captioned “Description of our Capital Stock” in the Registrant's Registration Statement on Form S-1 (No. 333-181051) dated August 31, 2012 and in the prospectus filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, including any amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this registration statement may include, as exhibits, agreements between us and third parties that contain representations and warranties and other agreements and undertakings by us and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreements in connection with negotiating the terms of the agreements, and have been included in the agreements for the purpose of allocating risk between the parties to the agreements rather than to establish matters as facts. All such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreements and should not be relied upon by any other person.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
ITEM 4.    Description of Securities.
Not applicable.

ITEM 5.    Interests of Named Experts and Counsel.
Certain matters with respect to the validity of the securities being registered by this registration statement will be opined on by Charles J. Hansen, Vice President, General Counsel, and Secretary of the Registrant. Mr. Hansen is eligible to participate in the Plan and may receive awards under the Plan; however, as of May 16, 2013, Mr. Hansen did not beneficially own any Common Stock and did not have any awards under the Plan.

ITEM 6.    Indemnification of Directors and Officers.
Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The DGCL also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, except that no indemnification shall be made if such person failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or if, in respect of any claim, issue or matter, such person shall have been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, and agreement or otherwise.
The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
Each of the Certificate of Incorporation of Sears Hometown and Outlet Stores, Inc., as amended (the “Certificate of Incorporation”), and the Bylaws of Sears Hometown and Outlet Stores, Inc. (the “Bylaws”) requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (each, a “Proceeding”), against all liability, loss suffered and expenses (including attorney's fees) reasonably incurred by such person. In general, the Registrant will indemnify such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the board of directors of the Registrant.

 Each of the Certificate of Incorporation and the Bylaws further requires the Registrant, to the extent not prohibited under applicable law, to pay the expenses (including attorneys' fees) incurred by a director or officer of the Registrant in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined he or she is not entitled to be indemnified under the terms of the Certificate of Incorporation or the Bylaws, as the case may be, or otherwise.

Pursuant to the Certificate of Incorporation, a director of the Company is not liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent prohibited by the DGCL, which currently provides that such limitation of liability is prohibited if (i) such director has breached his or her duty of loyalty to the Company or its stockholders, (ii) such director's acts or omissions are not in good faith or involve intentional misconduct or a knowing violation of law, (iii) such director derived an improper personal benefit from the transaction at issue, or (iv) required by Section 174 of the DGCL.

The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL and the full text of the Certificate of Incorporation and the Bylaws. The indemnification rights conferred by the Registrant are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, agreement or vote of stockholders or disinterested directors or otherwise.

The Registrant maintains directors' and officers' liability insurance for the benefit of its directors and officers in amounts that it believes are reasonable under the circumstances.

ITEM 7.    Exemption from Registration Claimed.
Not applicable.
ITEM 8.    Exhibits.
The Exhibits to this registration statement are listed in the Exhibit Index on page E-1 of this registration statement. The Exhibit Index and the Exhibits listed therein are incorporated herein by reference.
ITEM 9.     Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, Illinois, on this 16th day of May, 2013.

SEARS HOMETOWN AND OUTLET STORES, INC.
(Registrant)

By:	/S/ Steven D. Barnhart
Name:	Steven D. Barnhart
Title:	Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2013.

* W. Bruce Johnson W. Bruce Johnson	Director, Chief Executive Officer and President (principal executive officer)

* Steven D. Barnhart Steven D. Barnhart	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

* William R. Harker William R. Harker	Chairman of the Board of Directors

* E.J. Bird E.J. Bird	Director

* Jeffrey Flug Jeffrey Flug	Director

* James F. Gooch James F. Gooch	Director

* Elizabeth Darst Leykum Elizabeth Darst Leykum	Director

* Josephine Linden Josephine Linden	Director

By:	/S/ Steven D. Barnhart
Steven D. Barnhart
*Individually and as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description

4.1
Certificate of Incorporation of Sears Hometown and Outlet Stores, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 001-35641) for the fiscal quarter ended July 28, 2012).

4.2
Certificate of Amendment of Certificate of Incorporation of Sears Hometown and Outlet Stores, Inc. (incorporated by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q (File No. 001-35641) for the fiscal quarter ended July 28, 2012).

4.3	Bylaws of Sears Hometown and Outlet Stores, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35641) filed October 15, 2012).

5.1*	Opinion of Charles J. Hansen, Esq.

10.1*	Form of Restricted Stock Agreement.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Charles J. Hansen, Esq. (included in the opinion filed herewith as Exhibit 5.1).

24.1*	Power of Attorney.

99.1
Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on Form 10-K (File No. 001-35641) for the 53 weeks ended February 2, 2013).

*	Filed herewith.

E-1